Exhibit 10.1

GULFVIEW PLAZA

Lease Agreement

THIS LEASE is made and executed this 17 day of June, 2005 and between JPD Investments, Inc., 1234 Airport Road, Suite 124, Destin, Florida 32541, hereinafter called “Lessor”, and Vision Bank, a Florida State Banking Corporation, hereinafter called “Lessee”.

1. DESCRIPTION OF PREMISES - Lessor hereby leases to Lessee, and Lessee does hereby lease from Lessor, as herein provided, the premises located in the Gulfview Plaza, 1021 Highway 98 East, Destin, Florida 32541, and described more particularly as follows:

Suite A, containing approximately 2,996 square feet. The location and boundaries of the space in question (hereinafter referred to as the “Premises”) within the center are outlined in red on the site plan of Gulfview Plaza which is marked Exhibit “A”, attached hereto and made a part hereof.

2. TERM - The term of this lease shall commence as of the Commencement Date (estimated as July 1, 2005) and shall continue until June 30, 2007. After the first full year of the lease term has been completed, the Lessee shall have the right to terminate the Lease by providing at least ninety (90) days written notice to Lessor. Said notice may not be given prior to completion of the first full year of the lease term. This Lease is contingent upon Lessee obtaining all of Lessee’s necessary regulatory approvals. In the event approvals are not obtained by July 15, 2005, this Lease shall terminate and the deposit noted in paragraph 6 shall be refunded.

3. CONSTRUCTION

Lessee agrees to accept the Premises in its “as is” condition on the date of completion of the Lessor’s work, if any, as described more fully on Exhibits “B” attached hereto and made a part hereof. Lessee agrees that it will be responsible for any and all other leasehold improvements which Lessee desires (hereinafter referred to as “Work”). The plans for any leasehold improvements shall be submitted to Lessor for approval prior to commencing any work thereon. Lessor agrees that Lessee shall take possession of the Premises as of the date of completion of Lessor’s work for the purpose of then commencing the work needed for the Lessee’s improvements. Fixed Rent and Variable Rent shall commence as of July 1, 2005 or on an earlier or later date which is mutually agreed upon between Lessee and Lessor (“Commencement Date”).

4. RENT - Lessee agrees to pay to Lessor at Lessor’s office, 1234 Airport Road, Suite 124, Destin, Florida 32541 or at such other place as Lessor may from time to time designate, the following rent:

a. Fixed Rent: Lessee shall, during the lease term, pay Lessor Annual Fixed Rent of $67,410.00 for the first year and second year. Said Fixed Rent shall commence on the Commencement Date and be payable in advance in monthly installments of $5,617.50, plus all applicable sales tax (currently at six (6%) percent). The Fixed Rent shall be due on the first day of each calendar month during the term of this lease or renewal thereof. Any payments not received by the 10th day of the month shall be subject to a late charge of ten percent (10%) of the unpaid rent; in addition to the payment of any other cost incurred by Lessor.

b. Variable Rent: In addition to the Fixed Rent payable hereunder, Lessee agrees to pay the Lessor “Variable Rent” (plus all applicable sales tax). Variable Rent shall consist of those charges allocable to the Premises such as real estate taxes, casualty, liability and loss of rent insurance, common area maintenance expenses, common area utilities, landscape maintenance and pest control, Variable Rent shall be calculated based on a calendar year provided that if a lease year begins other than on January 1 and ends other than December 31, then said first or last lease year, as the may be, shall be prorated accordingly with respect to determining the amount of Variable Rent payable for said partial lease year. During each lease year, Lessee shall pay to Lessor on the first day of each calendar month thereof, together with the monthly installment of Fixed Rent, an amount equal to 1/12 of the estimated amount of Variable Rent. The estimate for 2005 shall be based on the information shown in Exhibit “C” attached hereto and made a part hereof. As soon after the end of said calendar year as practical, Lessor shall deliver to the Lessee a statement showing the actual amount paid by the Lessor for the expenses included in Variable Rent and, to the extent that said actual amount of Variable Rent apply to Lessee, Lessee shall pay, within ten days after receipt of said statement, the excess amount of Variable Rent due Lessor. In the event that Lessee’s estimated payments exceed the actual amount of Variable Rent, then Lessor shall grant the Lessee a credit equal to said excess to be applied against the next payment of Lessee’s monthly payment of Fixed and Variable Rent. Lessee’s estimated monthly payments of Variable Rent shall be adjusted as of January 1 of each year to reflect an amount equal to 1/12 of the actual Variable Rent payable by Lessee to Lessor pursuant to the provisions hereof for the preceding calendar year adjusted by any increases or decreases in said expenses which can be definitely ascertained for the succeeding year. Lessee’s obligation to pay Variable Rent hereunder shall be treated with the same dignity as Lessee’s obligation to pay Fixed Rent hereunder and Lessor shall have all rights and remedies provided for in this Lease in the event Lessee fails to pay the Variable Rent.

c. Rent Calculation: The total monthly Rent payments Lessee shall pay to Lessor on or before the first day of each calendar month, shall be as follows:

YEAR ONE
Fixed Rent	$5,617.50
Variable Rent (2005 estimate – changes annually)	$665.68

Subtotal	$6,283.18
Sales Tax	$376.99

Total Monthly Rent	$6,660.17

YEAR TWO
Fixed Rent	$5,617.50
Variable Rent (2005 estimate – changes annually)	$665.68

Subtotal	$6,283.18
Sales Tax	$376.99

Total Monthly Rent	$6,660.17

5. TAXES - Lessee shall pay all personal property taxes assessed by reason of it’s personal property and fixtures on the Premises, and Lessee shall also pay any other fees and taxes incidental to the operation of it’s business, specifically including, but not limited to State of Florida sales tax, presently at a rate of six percent (6%) on the Fixed Rent, Variable Rent and on any other amount payable hereunder.

6. SECURITY DEPOSIT - A security deposit of three thousand dollars ($3,000.00) shall be due upon execution of this lease, receipt of which is acknowledged be Lessor, as security for the faithful performance by Lessee of the terms hereof. It is expressly understood that the deposit shall not be considered an advance payment of rental or a measure of Lessee’s damage in the case of default of Lessee. Upon the occurrence of any default by Lessee or breach by Lessee of Lessee’s covenants under this lease, Lessor may, from time to time, without prejudice to any other remedy, use the security deposit or any portion thereof to the extent necessary to make good any arrears in rent, damage, injury, expense or liability caused to Lessor by the event of default or breach of covenant. In such event, Lessee shall, within 14 days of written or oral notice, by Lessor, restore such security deposit to its original full amount.

7. USE OF PREMISES, GENERALLY - The premises are leased for use as a bank loan production office and for no other purpose, and Lessee agrees to restrict use to such purposes and not to use, or permit the use of, the premises for any other purpose without first obtaining the written consent of Lessor. Lessee shall promptly comply with all laws, ordinances and regulations promulgated by any duly constituted governmental authority and the Lessor. Lessee shall not use the Premises for any purpose which increases the rate of premium cost or invalidates any policy or insurance covering or carried on the Building in which the Premises are located. Lessee will not use or permit upon the Premises anything that may be dangerous to life or limb or create or permit any nuisance or do anything to disturb any other Lessee. Lessee will not obstruct any portion of the common areas of the Center without the prior written approval of the Lessor. Lessee agrees no other suite in the center shall be leased to a bank for use as a bank loan production office during the term of this Lease.

8. UTILITIES - Lessor shall pay all utility charges allocable to the Premises whether determined by meter or otherwise, including electricity, water and sewer bills.

9. INSURANCE - Lessee shall procure and maintain a policy of insurance at its own cost and expense, insuring Lessor, Lessee and Lessor’s management agent (if one is employed by Lessor) from all claims, demands or actions for injury to or deaths of any one person in an amount of not less than $1,000,000 and for damage to property in the amount of not less than $300,000 made by or on behalf of any person or persons, firm or corporation arising from, related to, or connected with the conduct or operation of Lessee’s business on the Premises. Said insurance shall not be subject to cancellation except after ten (10) days prior written notice to Lessor. Lessee shall deposit duly executed certificates of the insurance with the Lessor on or before the commencement of the term of this lease and not less than thirty (30) days prior to the expiration of such coverage.

10. PAYMENT OF UTILITIES - Lessee shall pay for electricity, water sewer, gas, and telephone service. Lessee shall be responsible for any electrical inspection fees that may be required by the City of Destin.

11. REPAIRS AND MAINTENANCE - Lessee, at his expense, shall maintain and keep the premises, including, without limitation, all plate glass, windows, doors, store fronts, interior walls and plumbing in good repair. HVAC will be maintained by Lessor. Lessee will be responsible for changing filters on a regular basis (every 60 days). If HVAC repairs are deemed to be due to negligence on the part of Lessee, Lessee will be responsible for the cost of repairs. Lessor shall maintain the building roof, exterior wall, foundation parking and common area in good condition. Furthermore, it shall be the sole responsibility of the Lessee to protect those fixtures appurtenant to said premises, including but not limited to water pipes, electrical fixtures, appliance or other appurtenances, from the effects of adverse weather conditions. Lessee shall be solely responsible for any and all repairs or replacements to plumbing equipment serving the Premises. Lessee shall keep those areas adjacent to the lease premises clean and free of all trash and debris. In the event Lessee fails to keep said area clean and Lessor is require to provide such services, Lessee will be charged at a rate of one hundred dollars ($100.00) per hour for such cleaning services, said amount being due and payable as an additional rent installment for the month following the date on which such amount was paid. Failure to pay those amounts incurred under this provision shall constitute a default hereunder.

12. RELEASE - It is expressly agreed and understood by and between the parties to this agreement, that Lessor shall not be liable for any damage or injury by water, which may be sustained by the Lessee or other person or for any other damage or injury resulting from the carelessness, negligence, or improper conduct on the part of any other tenant or his agents, or employees, or by reason of the breakage, leakage, or obstruction of the water, sewer or drainage pipes, or other leakage in or about said building.

13. DELIVERY, ACCEPTANCE, AND SURRENDER OR PREMISES - Lessee agrees that the premises are in satisfactory condition for the purpose for which said premises are leased. Lessee agrees to accept the premises on possession as being in a good state of repair and in sanitary condition. He shall surrender the premises to Lessor at the end of the lease term, including any and all extensions thereof, in the same condition as when he took possession, allowing for reasonable wear and tear. Lessee shall remove all business signs or symbols placed on the premises inside and outside by him before redelivering of the premises to Lessor, and restore the portion of the premises on which they were placed to the same condition as before his placement, subject to items noted upon the initial walk through inspection at the time of commencement of this Lease.

In the event Lessee fails to surrender the leased premises in substantially the same condition as when he took possession, Lessor shall claim for such damages incurred against the security deposit provided for herein, however such claim for damages shall not be limited to said security deposit.

14. DESTRUCTION OF LEASED PREMISES - If by fire or other casualty the premises or appurtenances are destroyed or damaged to the extent that the Lessee is deprived of occupancy or use of the premises, the Lessor may elect to: (a) proceed with due diligence to restore the premises and appurtenances to substantially the same condition as existed before such damage or destruction; or (b) cancel this lease as of the date of such fire or casualty by written notice to the Lessee not more than thirty (30) days thereafter. Should the Lessor elect to proceed under (a) above, all rent shall abate proportionally until restoration or repair is completed.

15. SIGNS - Lessee shall not erect or install any signs, lettering, advertising or placards on the exterior of the Building (including the roof) or on the common areas or on the interior or exterior of any window or door without Lessor’s prior written consent. Lessor shall have sole discretion in approving or declining approval of Lessee’s sign request. Lessor shall provide to Lessee one space on the main entrance sign. Lessee shall provide, at its expense, the sign to be installed in the space provided. Said sign shall be of a design that is approved by Lessor and shall be brown lettering on white background of 1/8” acrylic. Lessor shall also provide to Lessee one space over Premises entrance. Said sign shall be of a design that is approved by Lessor and shall be foam, 15” letters (Sherwin Williams 6062 Rugged Brown) on existing white background.

16. ADDITIONS, ALTERATIONS OR IMPROVEMENTS - It is understood and agreed by Lessee that no additions, alterations or improvements shall be made on the leased Premises without the prior written consent of the Lessor and all additions, fixtures or improvements so made, shall become property of the Lessor and remain upon the premises as part thereof, and be surrendered with the premises at the termination of this lease.

17. LESSOR’S ENTRY FOR INSPECTION AND MAINTENANCE - Lessor reserves the right to enter on the premises at reasonable times (during normal business hours) after providing forty-eight (48) hours advance written notice to Lessee, except in cases of an emergency, to inspect the premises, to perform required maintenance repair, or to make additions or alterations to any part of the building in which the premises leased are located (hereinafter referred to as “Building Maintenance”), and Lessee agrees to permit Lessor to do so. Forty-eight (48) hours advance notice shall not be required in the event of an emergency involving the structural integrity of the premises or its occupants. Lessor agrees any Building Maintenance shall not interfere with the quiet use and enjoyment of premises by Lessee. In the event any Building Maintenance interferes with Lessee’s quiet use and enjoyment of premises or results in a loss of occupation thereof, Lessor shall proportionally reduce Lessee’s rent for the premises during such period.

18. POSTING “FOR SALE”, “FOR LEASE”, OR “FOR RENT” SIGNS - Lessor reserves the right to place “For Sale” signs on the premises at any time during the lease, or “For Lease”, or “For Rent” signs on the premises at any time within sixty (60) days of expiration of the lease, and Lessee agrees to permit Lessor to do so.

19. INDEMNITY - Lessee agrees to indemnify and save Lessor, its officers, directors, employees and agents harmless against any and all claims, demands, damages, costs and expenses, including court costs and reasonable attorney’s fees for the defense thereof, arising from the conduct or management of the business conducted by Lessee on the premises or in the performance of any covenant or agreement on the part of Lessee to be performed pursuant to the terms of this Lease, or from any act of negligence of Lessee, its agents, contractors, servants, employees, or licensees, in or about the Premises or the common areas of the Building or Center. Lessor agrees to indemnify and save Lessee, its officers, directors, employees and agents harmless against any and all claims, demands, damages, costs and expenses, including court costs and reasonable attorney’s fees for the defense thereof, arising from the Lessor’s failure to perform any covenant or agreement on the part of Lessor to be performed pursuant to the terms of this Lease, or from the act of negligence of Lessor, it agents, contractors, servants, employees, or licensees, in or about the Premises or the common areas of the Building or Center.

20. DEFAULT - If Lessee fails to comply with any of the material provisions of this lease, other than the covenant to pay rent, or of any present rules and regulations or any that may be hereafter prescribed by Lessor, or materially fails to comply with any duties imposed on Lessee by statute, within ten (10) days after delivery of written notice by Lessor specifying the noncompliance and indicating the intention of Lessor to terminate the lease, Lessee will be in breach of said lease and Lessor may take possession of the premises. Lessee shall not be considered in default if within said ten day period, as long as Lessee makes reasonable efforts to cure said default.

If Lessee fails to pay rent when due and the default continues for ten (10) days after delivery of written demand by Lessor for payment of the rent or possession of the premises, Lessor may terminate the lease, Lessee will be in breach of said lease on the eleventh (11th) day.

21. ABANDONMENT - If at any time during the term of this lease Lessee abandons the premises or any part thereof, Lessor may, at his option, obtain possession of the premises in the manner provided by law, and without becoming liable to Lessee for damages or for any payment of any kind whatsoever, Lessor may, at his discretion, as agent for Lessee, release the premises, or any part thereof, for the whole or any part of the then unexpired term, and may receive and collect all rent payable under this lease during the balance of the unexpired term as if this lease had continued in force, and the net rent for such period realized by Lessor by means of such releasing. If Lessor’s right of re-entry is exercised following abandonment of the premises by Lessee, then Lessor may consider any personal property belonging to Lessee and left on the premises to also have been abandoned, in which case Lessor may dispose of all such personal property in any manner Lessor shall deem proper and is hereby relieved of all liability for doing so.

22. LESSEE’S ASSIGNMENT, SUBLEASE, OR LICENSE FOR OCCUPATION BY OTHER PERSONS - Lessee shall not assign or sublease the leased premises or any part thereof, or assign any right or privilege connected therewith, or allow any other person, except Lessee’s agents and employees, to occupy the premises or any part thereof.

23. LANDLORD’S LIEN - As security for Lessee’s payment of rent, damages and all other payment to be made by this Lease, Lessee hereby grants to Lessor a lien upon all property of Lessee now or subsequently located upon the leased premises. If Lessee abandons or vacates any substantial portion of the leased premises or is in default in the payment of rental, damages or other payments required to be made by this lease or is in default of any other provision of the lease, Lessor may enter upon the leased premises with courtorder, by picking or changing the locks if necessary, and take possession of all or part of the personal property, sell at a public or private sale, in one or successive sales, with or without notice, to the highest bidder for cash, and, on behalf of Lessee, sell and convey all or part of the property sold to him. The proceeds of the sale of the personal property shall be applied by Lessor toward the payment of all sums then due by Lessee to Lessor under the terms of this lease, and any excess remaining shall be paid to Lessee or any other person entitled thereto by law.

24. LESSEE TO PAY LESSOR’S ATTORNEY’S FEES - In the event Lessee defaults in the performance of any of the terms, conditions, covenants or agreements contained in this lease and Lessor utilizes the services of an attorney to enforce any part of this lease, inclusive of the collection of any rent due or to become due, or for recovery of possession of the leased premises, Lessee agrees to pay Lessor reasonable attorneys fees and costs, whether suit is filed or not.

25. EFFECT OF LESSOR’S WAIVER - Lessor’s waiver of the breach of one covenant or condition of this lease is not a waiver of breach of others, or of subsequent breach of the one waived.

26. LEASE APPLICABLE TO SUCCESSORS - This lease and the covenants and conditions hereof apply to and are binding on the heirs, successors, legal representatives, and assigns of the parties hereto.

27. TIME OF ESSENCE - Time is of the essence of this lease.

28. RIGHTS OF LESSOR CUMULATIVE - The rights of the Lessor under the foregoing shall be cumulative, and failure on the part of the Lessor to exercise promptly any rights given hereunder shall not operate to forfeit any of the said rights.

29. OTHER AGREEMENTS - This document represents the final and complete expression of the agreement between the parties hereto. No prior or present agreements or representations shall be binding upon any of the parties hereto unless incorporated in this agreement. No modification or change in the agreement shall be valid or binding upon the parties hereto unless in writing, executed by the parties to be bound hereby.

30. ESTOPPEL CERTIFICATES - Lessee will, within three days of Lessor’s request, execute and deliver to Lessor a statement in writing certifying that Lessee is in possession of the Premises under the terms of this Lease, that this Lease is unmodified and in full effect (or, if there have been modifications, that this Lease is in full effect, as modified, and setting forth such modifications), stating the dates to which the rent has been paid, and stating that to the knowledge of the Lessee no default exists hereunder, or specifying each such default of which Lessee may have knowledge, and such other matters as may be reasonably requested by Lessor. Any such statement by Lessee may be relied upon by any prospective purchaser or mortgagee of the Premises.

31. NOTICES - All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested (c) delivered by a recognized delivery service or (d) sent by facsimile transmission and addressed as follows or at such other location as either party may specify in writing:

If intended for Lessor:	JPD Investments, Inc. 1234 Airport Road, Suite 124 Destin, FL 32541 Phone: (850) 837-2590 Fax: (850) 837-2176

In intended for Lessee:	Vision Bank Attn: Bill Blackmon P.O. Box 337 Elberta, AL 36530 Phone: (251) 968-1001 Fax: (251) 968-8026

IN WITNESS WHEREOF, the parties to this agreement have caused the same to be executed on the day and year first above written.

LESSEE:		LESSOR:
Vision Bank		JPD Investments, Inc.

BY:	/s/ Stanley L. Lindsay	By:	/s/ Gerald R. Dunkle
Stanley L. Lindsay, EVP		Gerald R. Dunkle, President

WITNESSED BY:		WITNESSED BY:

/s/ Lee Leonard		/s/ Danny Mearson

Lee Leonard		Danny Mearson

Exhibit A

Floor Plan Graphic Appears Here

Gulfview Plaza

1021 Highway 98 East

Destin, Florida

Exhibit B

Lessee accepts property “as is” and any improvements or changes must be approved by Lessor prior to beginning work. Lessor shall not unreasonably fail to approve Lessee’s improvements or changes.

Exhibit C

Gulfview Plaza

2005 Budget

Category	Amount	Suite	Sq. Ft.	CAM/yr	CAM/mo	CAM/sf
Insurance	$25,000.00	A	2,996	$7,988.20	$665.68	$2.67
Landscape Maint.	$4,700.00	B	1,521	$4,055.43	$337.95	$2.67
Lot Maintenance	$3,700.00	C	1,485	$3,959.44	$329.95	$2.67
Real Estate Tax	$17,000.00	D	1,556	$4,148.75	$345.73	$2.67
Repairs	$1,200.00	E	1,521	$4,055.43	$337.95	$2.67
Utilities	$5,000.00	F	3,878	$10,339.87	$861.66	$2.67
		G	2,204	$5,876.50	$489.71	$2.67
Total 2002	$56,600.00	H	1,005	$2,679.62	$223.30	$2.67
		I	2,029	$5,409.90	$450.03	$2.67
		J	1,122	$2,991.58	$249.30	$2.67
		K	1,911	$5,095.28	$424.61	$2.67
		Totals	21,228	$56,600.00	$4,716.67